Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC.

William J. Carden, Chairman, President and CEO	Porter, LeVay & Rose, Inc.
(949) 753-7111	Michael Porter, President – Investor Relations
(212) 564-4700
Harry A. Mizrahi, Chief Operating Officer
(212) 953-9798

AMERICAN SPECTRUM REALTY REPORTS SECOND QUARTER RESULTS

REFOCUSING STRATEGY ON TARGET

Irvine, CA, August 7, 2003 – American Spectrum Realty, Inc. (AMEX: AQQ) announced today its results for the second quarter and six months ended June 30, 2003, which reflected the continuation of the Company’s strategy to strengthen its property portfolio.

Rental revenue from real estate held for investment totaled $7.0 million for the second quarter of 2003, compared with $7.8 million for the same prior-year quarter. This reduction primarily reflected a decrease in occupancy in properties located in San Diego, California, where three major tenants vacated at the expiration of their leases, partially off-set by a revenue increase resulting from acquired properties.

Second quarter 2003 net loss was $4.4 million, or $0.74 per common share, versus $1.5 million, or $0.27 per common share, for second quarter 2002.  Included in the net loss is an impairment charge of $4.0 million for three properties held for sale.  Two of these properties were sold in July 2003, and the other one is expected to be sold prior to the end of the third quarter. The weighted average occupancy of the Company’s properties held for investment at June 30, 2003 and 2002 was 76% and 86%, respectively.

William J. Carden, President of American Spectrum, commented, “We are making progress in strategically recasting our property portfolio to concentrate on the office and industrial segments in targeted markets in California, Texas and Arizona.  As expected, this process is taking time, and in the short-term has resulted in softer figures than we would like.  However, we are confident that these sacrifices will put the Company on a better footing for future growth and profitability.”

Mr. Carden added, “In the second half of the year, we expect to close on a number of properties currently for sale, and we intend to replace them with properties that are in keeping with our strategic shift.”

For the six months ended June 30, 2003, revenue was $14.6 million compared with $15.4 million in the first half of 2002.  The 2003 first half net loss was $6.7 million, or $1.15 per common share, versus $3.6 million, or $0.65 per common share, for the same period in 2002.

Results for the first six months of 2003 and 2002, respectively, reflect the following non-cash charges: depreciation and amortization from real estate held for investment of $5.2 million and $4.6 million; impairment of real estate held for sale of $4.0 million and nothing; deferred compensation expense of $157,000 and $515,000, mark-to-market adjustments on interest rate protection agreements of $244,000 and $89,000; and the following non-cash items: deferred rental income of $229,000 and $208,000, minority interest of $915,000 and $470,000, and amortization of loan premiums of $283,000 and $294,000.

Rental revenues for 2003 include revenues from an office building acquired in May 2003 and three office buildings acquired in the second and third quarter of 2002.  Rental revenues for 2003 and 2002 do not include revenues from properties (eight properties for 2003 and ten properties for 2002) which are reported as discontinued operations.

In accordance with generally accepted accounting principles, the results of operations of the acquired properties are included in the Company’s results since acquisition and the results of the properties considered held for sale are included in the Company’s financial statements as discontinued operations.

American Spectrum Realty, Inc. is a diversified real estate investment and management company that owns 28 office, industrial, apartment and retail properties aggregating over 3.0 million square feet in California, Texas, Arizona, South Carolina and the Midwest.  Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate.  Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	Quarter Ended June 30,
	2003	2002
REVENUES:
Rental revenue	$7,015	$7,849
Interest and other income	33	72
Total revenues	7,048	7,921
EXPENSES:
Property operating expense	3,100	2,974
General and administrative	1,709	1,812
Depreciation and amortization	2,582	2,221
Interest expense	2,948	3,031
Total expenses	10,339	10,038
OTHER INCOME:
Net gain on sale of real estate assets	—	84
Net gain on extinguishment of debt	—	38
Total other income	—	122
Net loss before minority interest and discontinued operations	(3,291)	(1,995)
Minority interest	621	194
Net loss before discontinued operations	(2,670)	(1,801)
(Loss) income from discontinued operations	(1,725)	319
Net loss	(4,395)	(1,482)
BASIC AND DILUTED PER SHARE DATE
Net loss before discontinued operations	$(0.45)	$(0.33)
(Loss) income from discontinued operations	$(0.29)	$0.06
Net loss	$(0.74)	$(0.27)

	Six Months Ended June 30,
	2003	2002
REVENUES:
Rental revenue	$14,550	$15,435
Interest and other income	43	151
Total revenues	14,593	15,586
EXPENSES:
Property operating expense	6,213	5,761
General and administrative	3,302	4,229
Depreciation and amortization	5,156	4,559
Interest expense	5,851	5,653
Total expenses	20,522	20,202
OTHER INCOME:
Net gain on sale of real estate assets	—	84
Net gain on extinguishment of debt	—	38
Total other income	—	122
Net loss before minority interest and discontinued operations	(5,929)	(4,494)
Minority interest	915	470
Net loss before discontinued operations	(5,014)	(4,024)
Income from discontinued operations	(1,657)	441
Net loss	(6,671)	(3,583)
BASIC AND DILUTED PER SHARE DATE
Net loss before discontinued operations	$(0.87)	$(0.73)
(Loss) income from discontinued operations	$(0.28)	$0.08
Net loss	$(1.15)	$(0.65)

	June 30, 2003	December 31, 2002

Real estate held for investment, net	$194,715	$194,437
Cash	1,839	788
Total assets	238,059	253,557
Notes payable, net of premiums	153,369	152,694
Total liabilities	202,371	213,081
Total stockholders’ equity	26,906	30,857